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                                                                    Exhibit 99.2

Tuesday March 19, 10:43 am Eastern Time

Press Release

SOURCE: Oplink Communications, Inc.

Oplink Communications, Inc. Adopts Stockholder Rights Plan

SAN JOSE, Calif., March 19 /PRNewswire-FirstCall/ -- Oplink Communications, Inc. (Nasdaq: OPLK - news), a leading designer and manufacturer of innovative
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optical modules and components, today announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of April 3, 2002 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Oplink. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics.

The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. The rights will be exercisable only if a person or group acquires 15% or more of Oplink's Common Stock or announces a tender offer for 15% or more of the Common Stock. If a person acquires 15% or more of Oplink's Common Stock, all rightsholders except the buyer will be entitled to acquire shares of Common Stock at a discount. The effect will be to discourage acquisitions of more than 15% of Oplink's Common Stock without negotiations with the Board.

Separately, Oplink announced today that it has signed a definitive agreement to combine with Avanex Corporation in a strategic merger of equals. The Rights Plan will not be triggered by the merger agreement with Avanex, and the Rights Plan will not interfere with the consummation of the proposed merger with Avanex.

The rights will trade with Oplink's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Oplink's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time the rights are triggered. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

About Oplink Communications

Oplink designs, manufactures and markets optical networking subsystems, modules and components that expand optical bandwidth, amplify optical signals, monitor and protect wavelength performance and redirect light signals within an optical network. Oplink offers a broad line of products that increase the performance of optical networks and enable service providers and optical system manufacturers to provide flexible and scalable bandwidth to support the exponential increase of data traffic on the Internet. The Company supplies products worldwide to telecommunications equipment providers. Oplink is online at www.oplink.com.
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